UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 7, 2023

Lucid Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39408	85-0891392
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7373 Gateway Boulevard Newark, CA		94560
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 648-3553
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	LCID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 7, 2023, Lucid LLC, a wholly owned subsidiary of Lucid Group, Inc. (collectively, the “Company”), entered into an Electric Vehicles Purchase Agreement (the “Agreement”) with the Government of Saudi Arabia as represented by the Ministry of Finance (the “Government”). The Agreement supersedes the Letter of Undertaking, which was entered into on April 20, 2022 (the “Letter of Undertaking”), by and between Lucid LLC and the Government, pursuant to which the Government and its entities and corporate subsidiaries undertook to purchase up to 100,000 vehicles from the Company over a ten-year period, with an initial commitment to purchase 50,000 vehicles and an option to purchase up to an additional 50,000 vehicles during such ten-year period. The Letter of Undertaking was previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

Under the terms of the Agreement, the Government and other beneficiaries specified in the Agreement (collectively, the “Purchaser”) will purchase, whether through outright purchase or otherwise, up to 100,000 vehicles from the Company during the Term (as defined below) pursuant to purchase orders, with a minimum purchase quantity of 50,000 vehicles and an option to purchase up to an additional 50,000 vehicles pursuant to a schedule of annual vehicle purchase quantities set forth therein. The Purchaser may reduce the minimum purchase quantity by the number of vehicles set out in any purchase order not accepted by the Company or by the number of vehicles that the Company fails to deliver within six months from the date of the applicable purchase order.

The purchase price with respect to any vehicle will be the lower of (i) the standard retail price for the relevant vehicle in the relevant market for electric vehicles in Saudi Arabia (exclusive of any applicable taxes) plus the applicable actual and direct costs of transportation, custom duties, government fees, third-party insurance, and any extra equipment or variations made to the relevant vehicle to comply with applicable standards and specifications of Saudi Arabia, which are not included in the standards specifications in the U.S. market (collectively, the “Costs”); and (ii) the standard retail price for the relevant vehicle in the U.S. market (exclusive of any applicable taxes) plus the applicable Costs, subject to adjustments as mutually agreed between the parties for vehicles modified pursuant to specific vehicle configurations or vehicles manufactured at the Purchaser’s request which are not standard configuration vehicles offered by the Company in any key markets.

The Agreement has a term of ten years from the date of the first purchase order, unless terminated earlier pursuant to the terms of the Agreement (the “Term”). The Agreement may be terminated by the Purchaser immediately upon written notice to the Company in the event of bankruptcy, insolvency or receivership, if the Company fails to supply at least one vehicle within a full calendar year, if the Company assigns the Agreement to another party without the consent of the Purchaser or fails to notify the Purchaser of any potential change of control, or if a force majeure prevents the Company from accepting any purchase order or selling or supplying the vehicles for a period of more than 120 business days. In addition, either party may terminate in the event of an uncured breach by the other party.

The Agreement also contains certain other terms and conditions in connection with the purchase, including the obligation of the Company to perform in compliance with the Agreement and purchase orders, standards and specifications applicable to vehicles in Saudi Arabia, and all applicable laws and regulations. Pursuant to the Agreement, the Company will also be subject to certain minimum conditions with respect to its operations in the Kingdom of Saudi Arabia and it will provide warranty for its vehicles for the standard warranty period offered by the Company in the relevant market for electric vehicles in Saudi Arabia or the U.S. market for such vehicle, whichever is more favorable to the Purchaser.

The foregoing description does not constitute a complete summary of the terms of the Agreement and is qualified in its entirety by reference to the copy of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2023

Lucid Group, Inc.

	By:	/s/ Sherry House
Sherry House
Chief Financial Officer